Exhibit 10.1

AMENDMENT TO CREDIT AGREEMENT

This AMENDMENT (“Amendment”), dated as of February 1, 2012, is by and among CGC INC. (“Borrower”) and THE TORONTO-DOMINION BANK (“Lender”).

WHEREAS, Borrower and Lender entered into that certain Credit Agreement, dated as of June 30, 2009, as amended by an amendment to credit agreement dated November 22, 2011 (“Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, Borrower and Lender wish to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Definitions. Section 1.1 of the Credit Agreement is hereby amended, together with all consequential amendments required in order to retain the sequential paragraph numbering contained therein, with effect as of and from the date hereof as follows:

The definition of “Applicable Margin” is deleted in its entirety and replaced by the following:

“1.1.7

“Applicable Margin” means (i) with respect to any Advance by way of Prime Rate Loan or Base Rate Loan, 125 basis points and (ii) with respect to any Advance by way of Libor Loan or Banker’s Acceptance, 275 basis points.”

The definition of “Commitment” is deleted in its entirety and replaced by the following:

“1.1.30	“Commitment” means, at any time, $40,000,000 or the U.S. Dollar Equivalent thereof, subject to all reductions effected from time to time pursuant to sections 2.4, 3.4 or 3.9.”

The following definition of “Early Maturity Date” is added in alphabetical order:

“1.1.45	“Early Maturity Date” means March 31, 2014.”

The definition of “Maturity Date” is deleted in its entirety and replaced by the following:

“1.1.75

“Maturity Date” means the first to occur of (i) June 30, 2015 or such earlier date as the entire balance of the Loans becomes due hereunder pursuant to sections 2.4, 3.4 or 3.9 or following an Event of Default, (ii) the Early Maturity Date, if: (A) a Parent Notes Event has not occurred prior to the Early Maturity Date and (B) the Parent Liquidity Amount on the Early Maturity Date is not equal to or greater than U.S. $500,000,000 and (iii) the date, at any time after the Early Maturity Date, on which the Parent Liquidity Amount is not equal to or greater than U.S. $500,000,000.”

The following definition of “Parent Excess Availability” is added in alphabetical order:

“1.1.80

“Parent Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments (as defined in the Senior Credit Agreement) of all Revolving Lenders (as defined in the Senior Credit Agreement) under the Senior Credit Agreement and (ii) the Borrowing Base (as defined in the Senior Credit Agreement), in each case at such time, minus (b) the aggregate Revolving Exposure (as defined in the Senior Credit Agreement) of all Revolving Lenders under the Senior Credit Agreement at such time.”

The following definition of “Parent Liquidity Amount” is added in alphabetical order:

“1.1.81

“Parent Liquidity Amount” means, as of any time, the sum of (a) the Parent Excess Availability at such time plus (b) the aggregate amount of unrestricted and unencumbered cash and Parent Permitted Liquid Investments (and restricted cash and Parent Permitted Liquid Investments solely to the extent that such cash and Parent Permitted Liquid Investments is dedicated to the redemption, repayment, defeasance or other discharge of the Parent Senior Notes) of the Parent and its direct and indirect subsidiaries at such time.”

The following definition of “Parent Notes Documents” is added in alphabetical order:

“1.1.82

“Parent Notes Documents” means the Indenture dated as of November 1, 2006, by and between the Parent and U.S. Bank National Association as successor Trustee (including Supplemental Indenture No. 2, dated as of August 4, 2009, to such Indenture), all side letters, instruments, agreements and other documents evidencing or governing the Parent Senior Notes, providing for any guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.”

The following definition of “Parent Notes Event” is added in alphabetical order:

“1.1.83

“Parent Notes Event” means any of the following: (a) the redemption, repayment, defeasance or other discharge, in full, of the Parent Senior Notes (including all accrued but unpaid interest, fees and other amounts in respect thereof) in accordance with the terms of the Parent Notes Documents (other than with the proceeds of Indebtedness (as defined in the Senior Credit Agreement)); (b) the amendment to or other modification of the Parent Senior Notes and the Parent Notes Documents causing the maturity date of the Parent Senior Notes (currently August 1, 2014) to be extended to a date that is at least 91 days after December 21, 2015; and (c) the refinancing of all the Parent Senior Notes with Indebtedness (as defined in the Senior Credit Agreement) permitted under Section 6.01 of the Senior Credit Agreement, having a maturity date that is at least 91 days after December 21, 2015.”

The following definition of “Parent Permitted Liquidity Investments” is added in alphabetical order:

“1.1.84	“Parent Permitted Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services or from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940 (15 U.S.C. § 80a-1 et seq.), (ii) are rated “AAA” by Standard & Poor’s Ratings Services and “Aaa” by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least U.S.$5,000,000,000.”

The following definition of “Parent Senior Notes” is added in alphabetical order:

“1.1.85	“Parent Senior Notes” means the Parent’s 9.75% Senior Notes due August 1, 2014, issued pursuant to the Parent Notes Documents.”

The definition of “Senior Credit Agreement” is deleted in its entirety and replaced by the following:

“1.1.86

“Senior Credit Agreement” means the third amended and restated credit agreement dated as of December 21, 2010 among the Parent, as borrower, the lenders party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A. and Wells Fargo Bank, N.A., as co-syndication agents and, for greater certainty, does not include any amendments, modifications, supplements, replacements or restatements thereto.”

2.	Commitment Fee. Section 6.3 of the Credit Agreement is hereby amended in its entirety to read as follows:

“6.3	Commitment Fee

The Borrower shall pay to the Lender on the third Banking Day following the end of each Fiscal Quarter, in arrears, a commitment fee equal to 65 basis points per annum calculated daily (and based on a year of 365 days) on the amount of the Commitment on each day in such quarter.”

3.	Extension Fee. Section 6.7 is hereby added at the end of Article 6 of the Credit Agreement to read as follows:

“6.7	Extension Fee

The Borrower shall pay to the Lender a fee of $300,000 on February 1, 2012 (the “Extension Fee”).”

4.	No Action. Section 8.2.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

“8.2.12 No Action. The Borrower will not knowingly take any action, including advances to, distributions to or investments in entities outside the Borrower and the Guarantors, that would result in the Borrower failing to maintain: (a) a Tangible Net Worth of no less than $110,000,000 at all times; or (b) a Current Ratio of no less than 1.50:1.0 at all times.”

5.

Conditions to Effectiveness. Subject to Section 6 of this Amendment, the amendments to the Credit Agreement contemplated by this Amendment are conditional upon the following, each to the satisfaction of the Lender:

a.	the execution and delivery by the Borrower of this Amendment to the Lender;

b.	the payment by the Borrower of the Extension Fee to the Lender;

c.	the representations and warranties contained in Section 7.1 of the Credit Agreement are true and correct, all as though made on this date (except those made as of the specific date);

d.	no Default or Event of Default shall have occurred or be continuing;

e.

the Borrower shall have delivered to the Lender (i) evidence of the corporate authority to execute, deliver and perform its obligations under this Amendment and, as applicable, all other agreements and documents executed in connection herewith, (ii) a confirmation and acknowledgment of security and (iii) such other documents and instruments as the Administrative Agent may reasonably require in connection with this Amendment, including, without limitation, an opinion of counsel to the Borrower, all of the foregoing of which shall be in form and substance satisfactory to the Lender; and

f.

receipt by the Lender of a Compliance Certificate together with draft, annual, consolidated, management prepared, financial statements of the Borrower, prepared in accordance with GAAP, in respect of the 2011 Fiscal Year.

6.

Full Force and Effect. The Lender may waive compliance with any of the conditions set forth in Section 5 of this Amendment to permit the amendments to the Credit Agreement contemplated by this Amendment to take effect. Delivery of a notice (“Effective Notice”) from the Lender to the Borrower stating that the amendments to the Credit Agreement contemplated by this Amendment have taken effect shall be conclusive of satisfaction or waiver of the conditions set forth in Section 5 of this Amendment. Other than as modified in accordance with this Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

7.

Reference to and Effect on Credit Agreement. Subject to Sections 5 and 6, effective as of the date hereof, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the Credit Documents and any and all other agreements, documents and instruments delivered by the Lender or the Borrower or any other Person shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

8.	Transitional Powers. The rates of interest and of commitment fee payable under the Credit Agreement without regard to this Amendment shall be payable up to but excluding the date hereof.

9.

Counterparts. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts (including by facsimile or other electronic format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.	Governing Law. This Amendment shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

* * * *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

CGC INC., as Borrower

By:	/s/ James S. McEwen
Title Vice President Finance and Secretary

By:	/s/ Christopher D. Macey
Title President

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ Paul Manning
Title Associate Vice President Credit National Accounts

By:	/s/ Christina Chopowick
Title Analyst